EXHIBIT 5.1

DAVIDOFF HUTCHER & CITRON LLP
605 Third Avenue, 34th Floor
New; York, New York 10158

December 12, 2014
SignPath Pharma Inc.
3477 Corporate Parkway, Suite 100
Center Valley, PA 18034

Re:           Registration Statement on Form S-1
File No. 333-198110

Ladies and Gentlemen:

We have acted as counsel to SignPath Pharma Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of up to 23,387,488 shares of the Company’s common stock, $.001 par value per share (the “Shares” or “Common Stock”) pursuant to the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof to reflect an aggregate of 23,387,488 Shares as being registered.

The Shares being registered under the Registration Statement consist of: (i) 3,382,357 Shares issuable upon exercise of Class A Warrants; (ii) 3,382,357 Shares issuable upon conversion of Series A Preferred Stock; (iii) 2,525,842 shares issuable upon exercise of Class B Warrants; (iv) 2,525,842 shares issuable upon conversion of Series B Preferred Stock; (v) 2,000,000 shares issuable upon exercise of Class C Warrants; (vi) 4,000,000 shares issuable upon conversion of Series C Preferred Stock; (vii) 1,206,387 shares issued for accrued and paid Series A Dividends; (viii) 3,107,203 shares issuable upon exercise of Placement Agent Warrants; and (ix) 1,257,500 Shares (the “Outstanding Shares”)currently issued and outstanding.

This opinion letter (the “Opinion Letter”) is being rendered in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K in connection with the filing of the Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction as true, correct and complete, of such agreements, instruments, documents and records in each case as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this Opinion Letter. We have examined the following (collectively, the “Documents”):

(a) The Company’s Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s registration statement on Form S-1 (No. 333-158474), declared effective by the Commission on August 10, 2009 (the “IPO Registration Statement”);

(b)  The Company’s Certificate of Amendment to Certificate of Incorporation incorporated by reference to the Company’s Form 8-K filed on October 21, 2011;

(c)  The Company’s Certificate of Incorporation, Preferences and Rights of Series A Convertible Preferred Stock, filed as an exhibit to the Company’s IPO registration statement;

(d)  The Company’s Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock filed as an exhibit to the Company’s Form 10-Q filed on November 21, 2011;

(e)  The Company’s Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock filed as an exhibit to the Company’s Form 10-Q filed on May 15, 2013;

(f) The Company’s By-Laws, filed as Exhibit 3.3 to the Company’s IPO Registration Statement;

(g) The Company’s Specimen Certificate for the Common Stock filled as Exhibit 4.1 to the Company’s IPO Registration Statement;

(h) The Company’s Form of Common Stock Purchase Warrant;

(i)  The Company’s Form of Placement Agent Warrants;

(j) The Company’s corporate minutes books or other records pertaining to the proceedings of the stockholders and directors of the Company; and

(k) The Company’s stock and warrant transfer ledger and record.

The opinions expressed herein are based upon (i) our review of the Documents, (ii) discussions with Dr. Lawrence Helson, the Chief Executive Officer of the Company, with respect to the Documents, (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of public sources of law as we have deemed necessary.

The opinions expressed herein are limited to the laws of the State of New York, the general corporate laws of the State of Delaware, and Federal law of the United States of America, including the statutory provisions, and all applicable provisions of the New York Constitution, the Delaware Constitution, and the reported judicial decisions interpreting those laws and to Federal law of the United States of America currently in effect.

Based upon and subject to the foregoing, we are of the opinion that:

1.     The Outstanding Shares have been duly authorized and are lawfully and validly issued, fully paid, and non-assessable.

2.     The shares of Common Stock underlying the warrants set forth in the second paragraph of this Opinion have been duly authorized, and upon the exercise and payment of the Warrants as described in the Registration Statement, will be lawfully and validly issued, fully paid, and non-assessable.

3.      The shares of Common Stock underlying the Preferred Stock set forth in the second paragraph of this Opinion have been duly and validly authorized and, when issued in accordance with the terms of the Certificates of Designation, will be lawfully and validly issued, fully paid, and non-assessable.

We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing or known to us) require any change or modification herein.

The opinions expressed in this Opinion Letter are limited solely to the matters expressly set forth above. No other opinions are intended, nor should any other opinion be inferred herefrom.

Very truly yours,

DAVIDOFF HUTCHER & CITRON LLP

/s/ Elliot H. Lutzker
Elliot H. Lutzker, Partner